Exhibit 21

List of Subsidiaries of SIRVA, Inc. (Jurisdiction of Organization) as of December 31, 2004

SIRVA Worldwide, Inc. (Delaware)
North American Van Lines, Inc. (Delaware)
Allied Van Lines, Inc. (Delaware)
Allied International N.A., Inc. (Delaware)
TransGuard Insurance Company of America, Inc. (Illinois)
Vanguard Insurance Agency, Inc. (Illinois)
TransGuard General Agency, Inc. (Oklahoma)
SIRVA Relocation LLC (Delaware)
North American International Holding Corporation (Delaware)
SIRVA Holdings Limited (England and Wales)
SIRVA UK Limited (England and Wales)
Pickfords 1999 Limited (England and Wales)
Removedeal Ltd. (England and Wales)
SIRVA Ireland (Ireland)
The Baxendale Insurance Company Ltd. (Ireland)
SIRVA (Asia Pacific) Pty. Ltd. (Australia)
Allied Pickfords Pty. Ltd. (Australia)